Exhibit 99.1

Tribune Media Company Reports First Quarter 2017 Results

NEW YORK, May 10, 2017 — Tribune Media Company (the “Company”) (NYSE: TRCO) today reported its results for the three months ended March 31, 2017.

“We are pleased and excited with Monday’s announcement that Tribune Media has agreed to be acquired by Sinclair Broadcast Group, marking the culmination of a thorough strategic review which focused on optimizing shareholder value,” said Peter Kern, Tribune Media’s interim Chief Executive Officer. “As for the first quarter, our financial results were in line with our expectations, with anticipated reductions in political advertising and real estate revenues, and increased programming expenses due to airing more hours of originals at WGN America. We expect the next three quarters will be strong as we cycle past core advertising displacement, realize significant acceleration of retransmission revenues, and continue disciplined expense management across the company. We are reaffirming our full year financial guidance for 2017 and are intensely focused on completing our transaction with Sinclair.”

FIRST QUARTER 2017 FINANCIAL HIGHLIGHTS (compared to first quarter 2016)

•	Consolidated operating revenues decreased 6% to $439.9 million; excluding political advertising and real estate revenues, consolidated operating revenues decreased 1%

•	Consolidated operating loss was $15.2 million, compared to operating profit of $30.0 million for the first quarter of 2016

•	Consolidated Adjusted EBITDA decreased to $57.5 million from $97.0 million in the first quarter of 2016

•	Total Television and Entertainment net advertising revenues (which include political and digital revenues) fell 9%, to $291.7 million

•	Retransmission revenues increased 13% to $94.2 million

•	Carriage fee revenues increased 8% to $33.6 million

•	Cash distributions from TV Food Network increased 25% to $111.5 million

•	Company met its expectations in the first quarter and reaffirms 2017 full year financial guidance

FIRST QUARTER RESULTS

Consolidated

Consolidated operating revenues for the first quarter of 2017 were $439.9 million compared to $468.5 million in the first quarter of 2016, representing a decrease of $28.6 million, or 6%. The decrease was primarily driven by lower core advertising and political advertising, as well as a decrease in real estate revenues as a result of the sales of certain properties in 2016. These declines were partially offset by an increase in retransmission revenues, carriage fee revenues and digital advertising revenues.

Consolidated operating loss was $15.2 million for the first quarter of 2017 compared to operating profit of $30.0 million for the first quarter of 2016, representing a decrease of $45.2 million. The decrease was primarily attributable to lower Television and Entertainment operating profit as a result of lower advertising revenues and higher programming expenses. Additionally, Corporate and Other had a higher operating loss primarily due to a decline in real estate revenue and increased compensation expense primarily related to the resignation of the CEO in the first quarter of 2017.

In the first quarter of 2017, the Company recorded a non-cash pretax impairment charge totaling $122.0 million ($80.0 million after tax), or $0.92 per common share, to write down its investment in CareerBuilder. The write down resulted from a decline in the fair value of the investment that the Company determined to be other than temporary. The Company estimated the fair value based on the best available evidence from recent developments related to TEGNA Inc.’s evaluation of strategic alternatives for CareerBuilder.

Consolidated loss from continuing operations was $101.2 million in the first quarter of 2017 compared to income from continuing operations of $15.1 million in the first quarter of 2016. Diluted loss per common share from continuing operations for the first quarter of 2017 was $1.17 compared to diluted earnings per share from continuing operations of $0.16 for the first quarter of 2016. Adjusted diluted loss per share for the first quarter of 2017 was $0.07 compared to adjusted diluted earnings per share (“Adjusted EPS”) of $0.23 for the first quarter of 2016. Both diluted earnings per common share and Adjusted EPS in the first quarter of 2016 include a $3.8 million, or $0.04 per share, charge related to the write-off of unrealized deferred tax assets related to stock-based compensation included in income tax expense.

Net loss was $85.6 million in the first quarter of 2017 compared to net income of $11.1 million in the first quarter of 2016.

Consolidated Adjusted EBITDA decreased to $57.5 million in the first quarter of 2017 from $97.0 million in the first quarter of 2016, representing a decrease of $39.4 million, or 41%. The decrease in consolidated Adjusted EBITDA was primarily attributable to lower net core advertising and political advertising revenues, as well as higher programming expenses. This was partially offset by increased retransmission revenues and carriage fees revenues.

Cash distributions from TV Food Network in the first quarter of 2017 were $111.5 million compared to $89.3 million in the first quarter of 2016.

Television and Entertainment

Revenues were $436.0 million in the first quarter of 2017 compared to $455.9 million in the first quarter of 2016, a decrease of $19.8 million, or 4%. The decrease was driven by a $17.7 million decrease in net core advertising revenue and a $13.7 million decrease in net political advertising revenue, and was partially offset by an increase in retransmission revenues of $10.7 million, or 13%, and an increase in carriage fee revenues of $2.6 million, or 8%.

Television and Entertainment operating profit was $20.0 million for the first quarter of 2017 compared to $58.6 million in the first quarter of 2016, a decrease of $38.6 million, or 66%. The decrease was primarily due to lower revenues of $19.8 million and increased programming expense of $17.1 million, primarily due to an increase in the number of original hours aired on WGN America, and higher network affiliate fees. Television and Entertainment Adjusted EBITDA was $75.2 million for the first quarter of 2017 compared to $116.0 million in the first quarter of 2016, a decrease of $40.8 million, or 35%, primarily due to lower advertising revenues as well as increased programming expenses, as described above.

Corporate and Other

Real estate revenues for the first quarter of 2017 were $3.9 million, compared to $12.6 million for the first quarter of 2016, representing a decrease of $8.7 million, or 69%. The decrease was primarily driven by the sale of multiple real estate properties in 2016.

Corporate and Other operating loss for the first quarter of 2017 was $35.2 million compared to a loss of $28.6 million for the first quarter of 2016. The increase of the loss was primarily attributable to lower real estate revenues and higher compensation expense related to the resignation of the CEO in the first quarter of 2017. Corporate and Other Adjusted EBITDA represented a loss of $17.6 million for the first quarter of 2017 compared to a loss of $19.1 million for the first quarter of 2016.

Discontinued Operations

On December 19, 2016, the Company entered into an agreement with Nielsen Holding and Finance B.V. (“Nielsen”) to sell equity interests in substantially all of the Digital and Data business operations for $560 million in cash, subject to certain purchase price adjustments. The Company completed the sale on January 31, 2017 and received gross proceeds of $581 million. The historical results of operations for the businesses included in the sale are reported as discontinued operations for all periods presented. Accordingly, all references made to financial data in this release are to Tribune Media Company’s continuing operations.

RETURN OF CAPITAL TO SHAREHOLDERS

Quarterly Dividend

On May 10, 2017, the Board of Directors (the “Board”) declared a quarterly cash dividend on the Company’s common stock of $0.25 per share to be paid on June 6, 2017 to holders of record of the Company’s common stock and warrants as of May 22, 2017, continuing the Company’s dividend program announced on March 6, 2015. Future dividends will be subject to the discretion of the Board and the terms of the agreement and plan of merger between the Company and Sinclair, dated May 8, 2017 (the “Merger Agreement”).

Special Dividend

On January 2, 2017, the Board declared a special cash dividend on the Company’s common stock of $5.77 per share, which was paid on February 3, 2017 to holders of record of the Company’s common stock and warrants as of January 13, 2017. The total aggregate payment on February 3, 2017 totaled $499 million, including the payment to holders of warrants.

Stock Repurchase Program

On February 24, 2016, the Board authorized a new stock repurchase program under which the Company may repurchase up to $400 million of its outstanding Class A common stock. The Company made no stock repurchases during the first quarter of 2017. In 2016, the Company repurchased an aggregate of 6,432,455 shares of the Company’s Class A common stock in open market transactions at an aggregate purchase price of approximately $232 million. As of May 9, 2017, the remaining authorized amount under the current program totaled $168 million. The terms of the Merger Agreement prohibit the Company from engaging in additional share repurchases.

RECENT DEVELOPMENTS

Sinclair Acquisition

On May 8, 2017, the Company entered into an Agreement and Plan of Merger with Sinclair Broadcast Group, Inc. (“Sinclair”), providing for the acquisition by Sinclair of all of the outstanding shares of the Company’s Class A common stock and Class B common stock by means of a merger of a wholly owned subsidiary of Sinclair with and into Tribune Media Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Sinclair.

Sale of Digital and Data Business

On December 19, 2016, the Company entered into a definitive share purchase agreement (the “Gracenote SPA”) with Nielsen to sell equity interests in substantially all of the Digital and Data business operations for $560 million in cash, subject to certain purchase price adjustments (the “Gracenote Sale”). The Company completed the Gracenote Sale on January 31, 2017 and received gross proceeds of $581 million. The Company expects to receive additional proceeds of approximately $4 million as a result of purchase price adjustments. The Company recognized a pretax gain of $35 million as a result of the sale in the first quarter of 2017. On February 1, 2017, the Company used $400 million of proceeds from the Gracenote Sale to pay down a portion of the Company’s term loan facility.

Real Estate Transactions

In the three months ended March 31, 2017, the Company sold two properties for net pretax proceeds totaling $44 million, as further described below. The Company defines net proceeds as pretax cash proceeds on the sale of properties, net of associated selling costs.

On January 26, 2017, the Company sold its Denver, CO property for net proceeds of $23 million, which approximated the carrying value, and entered into a lease for the property. On January 31, 2017, the Company sold one of its Chicago, IL properties for net proceeds of $22 million and entered into a lease with a term of 10 years, subject to renewal, retaining the use of more than a minor portion of the property. The Company recorded a deferred pretax gain of $13 million on the sale, which will be amortized over the life of the lease in accordance with sale-leaseback accounting guidance.

Spectrum Auction

On April 13, 2017, the Federal Communications Commission (the “FCC”) announced the conclusion of the incentive auction, the results of the reverse and forward auction and the repacking of broadcast television spectrum. The Company participated in the auction and anticipates receiving approximately $190 million in pretax proceeds resulting from the auction. The anticipated proceeds reflect the FCC’s acceptance of one or more bids placed by the Company or channel share partners of television stations owned or operated by the Company during the auction to modify and/or surrender spectrum used by certain of such bidder’s television stations. The Company expects to receive the proceeds in the second half of 2017.

The Company cannot predict the timing of FCC incentive auction payments. Any proceeds received by the Dreamcatcher stations as a result of the incentive auction are required to be first used to prepay the Dreamcatcher Credit Facility.

FINANCIAL GUIDANCE

The Company is reaffirming its financial guidance for the full year 2017 for the current business portfolio. The actual results for the full year may differ materially from the below guidance due to, among other factors, any actions we might take pursuant to the strategic and financial review, first announced in February 2016. The following statements, by their nature, are forward-looking and are subject to substantial risks and uncertainties, which are discussed below under “Cautionary Statement Regarding Forward-Looking Statements.”

For full year 2017, the Company expects:

Consolidated revenues to be between $1.865 billion and $1.916 billion

Consolidated Adjusted EBITDA to be between $440 million and $480 million

Television and Entertainment segment revenues to be between $1.855 billion and $1.905 billion

Television and Entertainment segment Adjusted EBITDA to be between $523 million and $559 million

Real estate revenues to be between $10 million and $11 million

Real estate expenses to be between $5 million and $6 million

Corporate expenses to be between $84 million and $88 million

Corporate and Other Adjusted EBITDA to be between $(79) million and $(83) million

Capital expenditures to be between $75 million and $95 million

Cash taxes to be between $85 million and $100 million (excludes cash tax payments for transactions such as real estate sales, the Gracenote Sale and anticipated spectrum proceeds)

Cash interest to be approximately $152 million

See “Non-GAAP Financial Measures” below for more information regarding certain financial measures we present that are not recognized under accounting principles generally accepted in the U.S. (“GAAP”).

CONFERENCE CALL INFORMATION

The Company will host a conference call today at 8:30 a.m. ET to discuss its first quarter results. The conference call can be accessed on the Investor Relations homepage of Tribune Media’s website at www.tribunemedia.com, or by dialing (888) 317-6003 (domestic) or (412) 317-6061 (international). The confirmation code is 2831845.

An audio webcast replay will be available in the Events and Presentations section of the Tribune Media website approximately one hour after completion of the call. A replay of the call will also be available until May 17, 2017 at (877) 344-7529 (domestic) or (412) 317-0088 (international). The confirmation code for the replay is 10105492.

# # #

Tribune Media Company (NYSE: TRCO) is home to a diverse portfolio of television and digital properties driven by quality news, entertainment and sports programming. Tribune Media is comprised of Tribune Broadcasting’s 42 owned or operated local television stations reaching approximately 50 million households, national entertainment cable network WGN America, whose reach is approximately 80 million households, Tribune Studios, and a variety of digital applications and websites commanding 60 million monthly unique visitors online. Tribune Media also includes Chicago’s WGN-AM and the national multicast networks Antenna TV and THIS TV. Additionally, the Company owns and manages a significant number of real estate properties across the U.S. and holds a variety of investments, including a 32% interest in CareerBuilder, LLC and a 31% interest in Television Food Network, G.P., which operates Food Network and Cooking Channel. For more information please visit www.tribunemedia.com.

INVESTOR CONTACT:	MEDIA CONTACT:
James Arestia	Gary Weitman
Director/Investor Relations	SVP/Corporate Relations
(646) 563-8296	(312) 222-3394
jarestia@tribunemedia.com	gweitman@tribunemedia.com

Non-GAAP Financial Measures

This press release includes a discussion of Adjusted EBITDA, and Adjusted EPS for the Company and Adjusted EBITDA for our operating segments (Television and Entertainment and Corporate and Other) and presents Broadcast Cash Flow for our Television and Entertainment segment. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are financial measures that are not recognized under GAAP. With respect to our expectations under “Financial Guidance” above, no reconciliation of the forecasted range for Adjusted EBITDA on a consolidated or segment basis for fiscal 2017 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, reconciliation of guidance for Consolidated Adjusted EBITDA or Adjusted EBITDA on a segment basis to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of the above items to have a significant, and potentially unpredictable, impact on our future GAAP financial results. Adjusted EPS is calculated based on income (loss) from continuing operations before investment transactions, loss on extinguishment and modification of debt, certain special items (including severance), certain income tax charges, non-operating items, gain (loss) on sales of real estate, impairments and other non-cash charges and reorganization items per common share. Adjusted EBITDA for the Company is defined as income (loss) from continuing operations before income taxes, investment transactions, loss on extinguishment and modification of debt, interest and dividend income, interest expense, pension expense (credit), equity income and losses, depreciation and amortization, stock-based compensation, certain special items (including severance), non-operating items, gain (loss) on sales of real estate, impairments and other non-cash charges and reorganization items. Adjusted EBITDA for the Company’s operating segments is calculated as segment operating profit plus depreciation, amortization, pension expense (credit), stock-based compensation, impairments and other non-cash charges, gain (loss) on sales of real estate and certain special items (including severance). Broadcast Cash Flow for the Television and Entertainment segment is calculated as Television and Entertainment Adjusted EBITDA plus broadcast rights amortization expense less broadcast rights cash payments. We believe that Adjusted EBITDA and Broadcast Cash Flow are measures commonly used by investors to evaluate our performance with that of our competitors. We also present Adjusted EBITDA because we believe investors, analysts and rating agencies consider it useful in measuring our ability to meet our debt service obligations. We further believe that the disclosure of Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow is useful to investors as these non-GAAP measures are used, among other measures, by our management to evaluate our performance. By disclosing Adjusting EPS, Adjusted EBITDA and Broadcast Cash Flow, we believe that we create for investors a greater understanding of, and an enhanced level of transparency into, the means by which our management operates our company. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow are not measures presented in accordance with GAAP, and our use of these terms may vary from that of others in our industry. Adjusted EPS, Adjusted EBITDA and Broadcast Cash Flow should not be considered as an alternative to net income, operating profit, revenues, cash provided by operating activities or any other measures derived in accordance with GAAP as measures of operating performance or liquidity. The tables at the end of this press release include reconciliations of consolidated Adjusted EPS and Adjusted EBITDA and segment Adjusted EBITDA and Broadcast Cash Flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Forward-looking statements may include, but are not limited to, statements concerning our financial outlook and guidance, including our 2017 forecasted revenues, Adjusted EBITDA and other consolidated and segment financial performance guidance, our proposed merger with Sinclair, our real estate monetization strategy, our cost savings initiatives, the timing and expected proceeds from the FCC spectrum auction, the conditions in our industry, our operations, our economic performance and financial condition, including, in particular, statements relating to our business and growth strategy and product development efforts. Important factors that could cause actual results, developments and business decisions to differ materially from these forward-looking statements are uncertainties discussed below and in the “Risk Factors” section of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”). “Forward-looking statements” include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “could” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “seek,” “designed,” “assume,” “implied,” “believe” and other similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from projected or historical results or those anticipated or predicted by these forward-looking statements: risks associated with the ability to consummate the Merger with Sinclair and the timing of the closing of the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the risk that the regulatory approvals for the proposed Merger with Sinclair may not be obtained or may be obtained subject to conditions that are not anticipated; risks related to the disruption of management time from ongoing business operations due to the Merger; the effect of the announcement of the Merger on our ability to retain and hire key personnel, on our ability to maintain relationships with advertisers and customers, and on our operating results and businesses generally; potential litigation in the connection with the Merger; changes in advertising demand and audience shares; competition and other economic conditions including incremental fragmentation of the media landscape and competition from other media alternatives; changes in the overall market for broadcast and cable television advertising, including through regulatory and judicial rulings; our ability to protect our intellectual property and other proprietary rights; our ability to adapt to technological changes; availability and cost of quality network, syndicated and sports programming affecting our television ratings; the loss, cost and / or modification of our network affiliation agreements; our ability to renegotiate retransmission consent agreements with multichannel video programming distributors; our ability to realize the full value, or successfully complete the planned divestitures of our real estate assets; the incurrence of additional tax-related liabilities related to historical income tax returns; the payment of proceeds associated with the spectrum auction, the potential impact of the modifications to and/or surrender of spectrum on operation of our television stations, the costs, terms and restrictions associated with the actions necessary to modify and/or surrender the spectrum; the timing and outcome of TEGNA’s evaluation of strategic alternatives for CareerBuilder; the incurrence of costs to address contamination issues at sites owned, operated or used by our businesses; adverse results from litigation, governmental investigations or tax-related proceedings or audits; our ability to settle unresolved claims filed in connection with our and certain of our direct and indirect wholly-owned subsidiaries’ Chapter 11 cases and resolve the appeals seeking to overturn the bankruptcy court order confirming the First Amended Joint Plan of Reorganization for Tribune Company and its Subsidiaries; our ability to satisfy pension and other postretirement employee benefit obligations; our ability to attract and retain employees; the effect of labor strikes, lock-outs and labor negotiations; our ability to realize benefits or synergies from acquisitions or divestitures or to operate our businesses effectively following acquisitions or divestitures; the financial performance and valuation of our equity method investments; the impairment of our existing goodwill and other intangible assets; compliance with, and the effect of changes or developments in, government regulations applicable to the television and radio broadcasting industry; changes in accounting standards; the payment of cash dividends on our common stock; impact of increases in interest rates on our variable rate indebtedness or refinancings thereof; our indebtedness and ability to comply with covenants applicable to our debt financing and other contractual commitments; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms and other events beyond our control that may result in unexpected adverse operating results. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this press release may not in fact occur. Any forward-looking information presented herein is made only as of the date of this press release and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016
Operating Revenues
Television and Entertainment	$436,033	$455,875
Other	3,877	12,597

Total operating revenues	439,910	468,472

Operating Expenses
Programming	141,246	124,167
Direct operating expenses	98,807	97,572
Selling, general and administrative	159,859	160,634
Depreciation	13,571	14,442
Amortization	41,659	41,665

Total operating expenses	455,142	438,480

Operating (Loss) Profit	(15,232)	29,992
Income on equity investments, net	37,037	38,252
Interest and dividend income	505	132
Interest expense	(38,758)	(38,141)
Loss on extinguishment and modification of debt	(19,052)	—
Gain on investment transaction	4,950	—
Write-down of investment	(122,000)	—
Other non-operating (loss) gain, net	(26)	496
Reorganization items, net	(250)	(434)

(Loss) Income from Continuing Operations Before Income Taxes	(152,826)	30,297
Income tax (benefit) expense	(51,614)	15,195

(Loss) Income from Continuing Operations	(101,212)	15,102
Income (Loss) from Discontinued Operations, net of taxes	15,618	(4,009)

Net (Loss) Income	$(85,594)	$11,093

Basic (Loss) Earnings Per Common Share from:
Continuing Operations	$(1.17)	$0.16
Discontinued Operations	0.18	(0.04)

Net (Loss) Earnings Per Common Share	$(0.99)	$0.12

Diluted (Loss) Earnings Per Common Share from:
Continuing Operations	$(1.17)	$0.16
Discontinued Operations	0.18	(0.04)

Net (Loss) Earnings Per Common Share	$(0.99)	$0.12

Regular dividends declared per common share	$0.25	$0.25

Special dividends declared per common share	$5.77	$—

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

(Unaudited)

	March 31, 2017	December 31, 2016
Assets
Current Assets
Cash and cash equivalents	$346,221	$577,658
Restricted cash and cash equivalents	17,566	17,566
Accounts receivable (net of allowances of $14,189 and $12,504)	384,567	429,112
Broadcast rights	137,181	157,817
Income taxes receivable	7,897	9,056
Current assets of discontinued operations	—	62,605
Prepaid expenses	32,084	35,862
Other	11,538	6,624

Total current assets	937,054	1,296,300

Properties
Property, plant and equipment	686,537	711,068
Accumulated depreciation	(198,125)	(187,148)

Net properties	488,412	523,920

Other Assets
Broadcast rights	148,832	153,457
Goodwill	3,228,047	3,227,930
Other intangible assets, net	1,777,360	1,819,134
Non-current assets of discontinued operations	—	608,153
Assets held for sale	16,356	17,176
Investments	1,473,510	1,674,883
Other	82,410	80,098

Total other assets	6,726,515	7,580,831

Total Assets	$8,151,981	$9,401,051

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of dollars, except for share and per share data)

(Unaudited)

	March 31, 2017	December 31, 2016
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$49,539	$60,553
Debt due within one year (net of unamortized discounts and debt issuance costs of $3,789 and $7,917)	17,876	19,924
Income taxes payable	97,134	21,166
Employee compensation and benefits	51,905	77,123
Contracts payable for broadcast rights	220,024	241,255
Deferred revenue	12,030	13,690
Interest payable	13,873	30,305
Current liabilities of discontinued operations	—	54,284
Other	34,940	32,553

Total current liabilities	497,321	550,853

Non-Current Liabilities
Long-term debt (net of unamortized discounts and debt issuance costs of $39,224 and $38,830)	3,014,397	3,391,627
Deferred income taxes	861,490	984,248
Contracts payable for broadcast rights	292,264	314,840
Pension obligations, net	438,829	444,401
Postretirement, medical, life and other benefits	11,137	11,385
Other obligations	78,975	62,700
Non-current liabilities of discontinued operations	—	95,314

Total non-current liabilities	4,697,092	5,304,515

Total Liabilities	5,194,413	5,855,368

Commitments and Contingent Liabilities

Shareholders’ Equity
Preferred stock ($0.001 par value per share)
Authorized: 40,000,000 shares; No shares issued and outstanding at March 31, 2017 and at December 31, 2016	—	—
Class A Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; 100,979,448 shares issued and 86,877,263 shares outstanding at March 31, 2017 and 100,416,516 shares issued and 86,314,063 shares outstanding at December 31, 2016	101	100
Class B Common Stock ($0.001 par value per share)
Authorized: 1,000,000,000 shares; Issued and outstanding: 5,605 shares at March 31, 2017 and at December 31, 2016	—	—
Treasury stock, at cost: 14,102,185 shares at March 31, 2017 and 14,102,453 shares at December 31, 2016	(632,194)	(632,207)
Additional paid-in-capital	4,051,836	4,561,760
Retained deficit	(393,953)	(308,105)
Accumulated other comprehensive loss	(74,139)	(81,782)

Total Tribune Media Company shareholders’ equity	2,951,651	3,539,766
Noncontrolling interest	5,917	5,917

Total shareholders’ equity	2,957,568	3,545,683

Total Liabilities and Shareholders’ Equity	$8,151,981	$9,401,051

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016
Operating Activities
Net (loss) income	$(85,594)	$11,093
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Stock-based compensation	14,963	8,493
Pension credit, net of contributions	(5,549)	(5,993)
Depreciation	13,571	17,338
Amortization of contract intangible assets and liabilities	208	(4,003)
Amortization of other intangible assets	41,659	49,378
Income on equity investments, net	(37,037)	(38,252)
Distributions from equity investments	111,509	89,346
Non-cash loss on extinguishment and modification of debt	6,823	—
Original issue discount payments	(6,873)	—
Write-down of investment	122,000	—
Amortization of debt issuance costs and original issue discount	2,170	2,786
Gain on sale of business	(35,462)	—
Gain on investment transaction	(4,950)	—
Impairments of real estate	754	7,834
Other non-operating loss (gain)	26	(496)
Changes in working capital items:
Accounts receivable, net	44,963	33,210
Prepaid expenses and other current assets	4,568	2,775
Accounts payable	(6,797)	9,448
Employee compensation and benefits, accrued expenses and other current liabilities	(49,580)	(44,797)
Deferred revenue	(2,326)	(3,941)
Income taxes	77,201	14,406
Change in broadcast rights, net of liabilities	(18,546)	(46,949)
Deferred income taxes	(115,922)	1,722
Other, net	3,434	18,901

Net cash provided by operating activities	75,213	122,299

Investing Activities
Capital expenditures	(14,634)	(17,848)
Investments	—	(88)
Net proceeds from the sale of business	554,725	—
Proceeds from sales of real estate and other assets	44,315	1,486
Proceeds from the sale of investment	4,950	—
Transfers from restricted cash	—	4

Net cash provided by (used in) investing activities	589,356	(16,446)

TRIBUNE MEDIA COMPANY AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016
Financing Activities
Long-term borrowings	202,694	—
Repayments of long-term debt	(584,245)	(6,960)
Long-term debt issuance costs	(1,689)	(622)
Payments of dividends	(520,849)	(23,215)
Common stock repurchases	—	(8,938)
Tax withholdings related to net share settlements of share-based awards	(7,053)	(4,126)
Proceeds from stock option exercises	2,385	—

Net cash used in financing activities	(908,757)	(43,861)

Net (Decrease) Increase in Cash and Cash Equivalents	(244,188)	61,992
Cash and cash equivalents, beginning of period (1)	590,409	262,644

Cash and cash equivalents, end of period	$346,221	$324,636

Supplemental Schedule of Cash Flow Information
Cash paid (received) during the period for:
Interest	$54,246	$59,065
Income taxes, net	$752	$(3,613)

(1)	Cash and cash equivalents at the beginning of the three months ended March 31, 2017 of $590 million are comprised of $578 million of cash and cash equivalents from continuing operations as reflected in the Company’s unaudited Condensed Consolidated Balance Sheets and $13 million of cash and cash equivalents reflected in current assets of discontinued operations.

TRIBUNE MEDIA COMPANY - CONSOLIDATED

RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016
Revenue	$439,910	$468,472

Net (Loss) Income	$(85,594)	$11,093
Income (loss) from discontinued operations, net of taxes	15,618	(4,009)

(Loss) Income from Continuing Operations	$(101,212)	$15,102

Income tax (benefit) expense	(51,614)	15,195
Reorganization items, net	250	434
Other non-operating loss (gain), net	26	(496)
Write-down of investment	122,000	—
Gain on investment transaction	(4,950)	—
Loss on extinguishment and modification of debt	19,052	—
Interest expense	38,758	38,141
Interest and dividend income	(505)	(132)
Income on equity investments, net	(37,037)	(38,252)

Operating (Loss) Profit	$(15,232)	$29,992
Depreciation	13,571	14,442
Amortization	41,659	41,665
Stock-based compensation	12,971	7,504
Severance and related charges	6,677	—
Transaction-related costs	2,992	1,783
Real estate impairments and other	459	7,561
Pension credit	(5,549)	(5,993)

Adjusted EBITDA	$57,548	$96,954

TRIBUNE MEDIA COMPANY - TELEVISION AND ENTERTAINMENT

RECONCILATION OF OPERATING PROFIT TO ADJUSTED EBITDA AND BROADCAST CASH FLOW

(in thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016
Advertising	$291,707	$321,462
Retransmission revenues	94,214	83,527
Carriage fees	33,610	31,014
Barter/trade	9,012	10,076
Other	7,490	9,796

Total Revenues (1)	$436,033	$455,875

Operating Profit (1)	$20,013	$58,605
Depreciation	10,039	11,017
Amortization	41,659	41,665
Stock-based compensation	3,995	3,652
Severance and related charges	210	—
Real estate impairments and other	(727)	1,079

Adjusted EBITDA (1)	$75,189	$116,018

Broadcast rights - Amortization	$126,311	$105,460
Broadcast rights - Cash Payments	(136,917)	(135,457)

Broadcast Cash Flow	$64,583	$86,021

(1)	Beginning in the fourth quarter of 2016, the Company moved its Covers Media Group from the Digital and Data reportable segment to the Television and Entertainment reportable segment. Certain previously reported amounts have been reclassified to conform to the current presentation; the impact of this reclassification was immaterial.

TRIBUNE MEDIA COMPANY - CORPORATE AND OTHER

RECONCILIATION OF OPERATING LOSS TO ADJUSTED EBITDA

(in thousands of dollars)

(Unaudited)

	Three Months Ended
	March 31, 2017	March 31, 2016
Total Revenues	$3,877	$12,597

Operating Loss (1)	$(35,245)	$(28,613)
Depreciation	3,532	3,425
Stock-based compensation	8,976	3,852
Severance and related charges	6,467	—
Transaction-related costs	2,992	1,783
Real estate impairments and other	1,186	6,482
Pension credit	(5,549)	(5,993)

Adjusted EBITDA (1)	$(17,641)	$(19,064)

(1)	Interest expense and transaction-related costs that historically have been recorded in Corporate and Other but are directly attributable to the businesses included in the Gracenote Sale have been reclassified to discontinued operations. As a result, the historical results of Corporate and Other have been adjusted.

TRIBUNE MEDIA COMPANY - CONSOLIDATED

RECONCILIATION OF DILUTED EPS TO ADJUSTED EPS

(in thousands of dollars, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2017			March 31, 2016
	Pre-Tax	After-Tax	Diluted EPS	Pre-Tax	After-Tax	Diluted EPS
Diluted EPS			$(0.99)			$0.12
(Income) loss from discontinued operations			(0.18)			0.04
Reorganization items, net	$250	$250	0.00	$434	$434	0.00
Other non-operating loss (gain), net	26	16	0.00	(496)	(301)	(0.00)
Write-down of investment	122,000	79,997	0.92	—	—	—
Gain on investment transaction	(4,950)	(3,010)	(0.03)	—	—	—
Loss on extinguishment and modification of debt	19,052	11,584	0.13	—	—	—
Severance and related charges	6,677	4,060	0.05	—	—	—
Transaction-related costs	2,992	1,963	0.02	1,783	1,120	0.01
Real estate impairments and other	459	299	0.00	7,561	4,598	0.05

Adjusted EPS (1)			$(0.07)			$0.23

(1)	Adjusted EPS totals may not foot due to rounding.